MDU Resources Reports Second Quarter 2004 Consolidated Earnings and
                Increases Earnings Guidance for 2004


BISMARCK, N.D. - July 21, 2004 - MDU Resources Group, Inc.
(NYSE:MDU) announced financial results for the second quarter of 2004, showing consolidated earnings of $58.5 million, compared to $43.3 million for 2003. Earnings per common share, diluted, were $0.50, compared to $0.39 for 2003.

Highlights for Second Quarter 2004
(Ended June 30, 2004)

     -  Earnings per common share increased 28 percent to $0.50

     -  Consolidated earnings of $58.5 million

     - Increased 2004 earnings per share guidance to a range of $1.75 to $1.90, up from previous guidance of $1.60 to $1.75

Earnings for the quarter benefited from the favorable resolution of certain federal and related state income tax matters which, net of interest expense, added $5.9 million to 2004 second quarter earnings.

Earnings for the first six months ended June 30, 2004, totaled $81.9 million or $0.70 per common share, diluted, compared to $63.2 million or $0.57 per common share for the first half of 2003. Earnings for 2003 included a $7.6 million after-tax noncash transition charge, reflecting the cumulative effect of a change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143. Excluding this charge, 2003 earnings would have totaled $70.8 million for the first half of 2003.

"Our earnings per share are up an impressive 28 percent compared to second quarter last year," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "The earnings contributions from our natural gas and oil production, construction materials and mining and independent power production businesses are outstanding this quarter. Our construction materials and mining segment is experiencing an excellent season, and we are optimistic that this business will have another record-setting year, considering its extensive backlog and acquisition activity.

"We expect that 2004 will be an exceptional year for MDU Resources," White continued. "Therefore, based on the continued strength of natural gas and oil prices, as well as impressive performance at several business units, we are increasing our earnings guidance. Projected earnings per share for 2004 are now expected to be in the range of $1.75 to $1.90.

"For eight decades we've been providing the essential products and services that have helped build a foundation for the infrastructure of the largest economy in the world. We are successful today because we have grown by building on our expertise, and we believe those strategies will continue to serve us well for the next 80 years."

        QUARTERLY PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company's businesses. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Risk Factors and Cautionary Statements that May Affect Future Results." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

Business Line               Earnings Second      Earnings Second
                             Quarter 2004          Quarter 2003
                             (In Millions)        (In Millions)

Natural gas and oil
  production                    $ 26.2               $ 17.9
Construction materials
  and mining                      20.4                 12.8
Independent power
  production & other              10.2                  5.5
Pipeline and energy
  services                         4.4                  5.1
Electric                            .7                  1.8
Natural gas distribution          (1.1)                (1.3)
Utility services                  (2.3)                 1.5
Total                           $ 58.5               $ 43.3

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

- Earnings per common share for 2004, diluted, are projected in the range of $1.75 to $1.90, an increase from prior guidance of $1.60 to $1.75.
- The company expects the percentage of 2004 earnings per common share, diluted, by quarter to be in the following approximate ranges:
   -  Third quarter - 35 percent to 40 percent
   -  Fourth quarter - 23 percent to 28 percent
- The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.
- The company will consider issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.
- The company anticipates investing approximately $440 million in capital expenditures during 2004.

Natural Gas and Oil Production
Earnings at this segment were $26.2 million, compared to $17.9 million for the same period last year. The increase was partially the result of average realized natural gas prices that were 17 percent higher and realized oil prices that were 25 percent higher than a year ago. The realized natural gas price increase was due in part to the company's ability to access higher-priced markets for much of its operated natural gas production through the Grasslands Pipeline, completed late last year. Natural gas and oil production volumes on a combined basis were 10 percent higher for the quarter than last year. These positive variances were partially offset by higher operating expenses and depreciation, depletion and amortization expense.

On June 22, this segment was honored with a Fluid Minerals Award from the Bureau of Land Management (BLM), recognizing the company's community education and outreach efforts related to its coalbed natural gas production activities. The company was recognized as "an exemplary operator in Montana and Wyoming's Powder River Basin" that "makes working with landowners a priority." The BLM specifically highlighted the company's three-year soil monitoring program for farmers and ranchers along the Tongue River in Montana.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- In 2004, the company believes a combined production increase of approximately 10 percent over 2003 levels remains possible. A portion of this increase is predicated on the timely receipt of various regulatory approvals, which is affecting producers throughout the Rocky Mountain region. The company is confident that it will receive such permits, but forecasting the timing of such receipt is difficult. Also affecting the forecasted production increase is the timely installation of infrastructure.
-  This segment expects to drill more than 400 wells in 2004.
- Natural gas prices in the Rocky Mountain region for August through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $4.50 to $5.00 per Mcf. The company's estimates for natural gas prices on the NYMEX for August through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $5.50 to $6.00 per Mcf. During 2003, more than two-thirds of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.
- NYMEX crude oil prices for July through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $33 to $37 per barrel.
- The company has hedged a portion of its 2004 natural gas production. The company has entered into agreements representing approximately 30 percent to 35 percent of 2004 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $3.75 to a high NYMEX index of $6.11 per Mcf. CIG is an index pricing point related to Colorado Interstate Gas Co.'s system.
- This segment has hedged a portion of its 2004 oil production. The company has entered into agreements at NYMEX prices with a low of $28.84 and a high of $30.28, representing approximately 25 percent to 30 percent of 2004 estimated annual oil production.
- The company has hedged a portion of its 2005 estimated natural gas production. The company has entered into agreements representing approximately 15 percent to 20 percent of its 2005 estimated annual natural gas production. The agreements are at a Ventura index with a low of $4.75 and a high of $5.87 per Mcf. Ventura is an index pricing point related to Northern Natural Gas Co.'s system.
- This segment has hedged a portion of its 2005 oil production. The company has entered into agreements at NYMEX prices with a low of $30.70 and a high of $36.50 representing approximately 20 percent to 25 percent of its 2005 estimated annual oil production.

Construction Materials and Mining
Earnings for the second quarter of 2004 at this segment totaled $20.4 million, compared to $12.8 million for the same period last year. This segment reported higher volumes in all product lines and increased construction activity. Existing operations were largely responsible for the earnings increase with operations acquired since the second quarter of 2003 and favorable resolution of federal and related state income tax matters also adding to the earnings gain. Earnings improved 59 percent even though last year's results included the benefits from a large harbor-deepening project in southern California, which is now substantially complete.

In early May, this segment acquired Masco Inc., a leading construction materials and construction services company in southwestern Idaho. The company has annual revenues of about $35 million. With this acquisition, the construction materials and mining segment has increased its geographic diversity and now has operations in 11 states.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- Aggregate volumes in 2004 are expected to be comparable to 2003 levels. Ready-mixed concrete volumes are expected to increase by 18 percent to 23 percent, while asphalt volumes are expected to increase 10 percent to 15 percent over 2003.
-  Revenues in 2004 are expected to increase by approximately
   13 percent to 18 percent over 2003 levels.
- The company is confident that the replacement funding legislation for the Transportation Equity Act for the 21st
   Century (TEA-21) will be equal to or higher than previous funding levels.
- As of mid-July, this segment had $545 million in work backlog compared to $497 million in mid-July of 2003.

Independent Power Production and Other
Earnings at this business were $10.2 million, a $4.7 million increase compared to the same period last year. Higher earnings were primarily attributable to the increased value of the embedded derivative in the Brazilian electric power sales contract, lower financing costs, and acquisitions made since the comparable period last year. These gains were partially offset by foreign currency changes.

In April, this segment acquired Colorado Energy Management, LLC., a company that provides analysis, design, construction, refurbishment, and operation and maintenance services to independent power producers. This company recently constructed a 140-MW combined-cycle facility in Payson, Utah, for a third party and is providing operation and maintenance services. The facility entered commercial operation on June 16, 2004.

The following information highlights the key growth strategies, projections and certain assumptions for this business:

- Earnings projections for independent power production and other operations are expected to be in the range of $18 million to $23 million in 2004.
- The company is constructing a 116-MW coal-fired electric generating project near Hardin, Mont. A power sales agreement with Powerex Corp., a subsidiary of BC Hydro, has been secured for the entire output of the plant for a three-year term with an option for a two-year extension. The projected on-line date for this plant is late 2005.

Pipeline and Energy Services
Earnings at this segment totaled $4.4 million, compared to $5.1 million for the same period last year. Natural gas transportation volumes increased as a result of the Grasslands Pipeline, which began providing natural gas transmission service late in 2003. The additional revenues from these volumes were offset by a decrease in revenues from lower transportation reservation fees, resulting from a decrease in the level of firm services provided and lower storage service revenues. Higher operating expenses, which were partially the result of increased costs associated with last year's expansion of pipeline and gathering operations, also contributed to the decrease, but were partially offset by favorable resolution of federal and related state income tax matters.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- In 2004, total natural gas throughput is expected to increase approximately 15 percent to 20 percent over 2003 levels largely due to the Grasslands Pipeline, which began providing natural gas transmission service on December 23, 2003.
- Firm capacity for the Grasslands Pipeline is currently 90 million cubic feet per day with expansion possible to 200 million cubic feet per day.
- Transportation rates are expected to decline in 2004 from 2003 levels due to the estimated effects of a Federal Energy Regulatory Commission rate order received in July 2003 and order on rehearing received in May 2004.

Electric
Earnings at this segment for the three months ended June 30, 2004, totaled $735,000, compared to 2003 earnings of $1.8 million for the same period. Higher sales for resale margins and favorable resolution of federal and related state income tax matters were more than offset by higher operation and maintenance expense, including payroll-related costs and company-owned generation facility subcontract expenses. Retail sales margins decreased largely due to higher fuel and purchased power-related costs.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- The expected return for this segment in 2004 is anticipated to be generally consistent with overall authorized levels.
- In mid-May, the company submitted an air quality permit application to construct a 175 MW coal-fired plant at Gascoyne, N.D. The air permit application is now under review at the North Dakota Department of Health, and the company is confident the new facility will provide it with the opportunity to replace capacity associated with expiring contracts and help it meet its growing needs into the future. This segment is also involved in a coalition with four other utilities to study the feasibility of building a coal-based facility, possibly combined with a wind energy facility, at potential sites in North Dakota, South Dakota and Iowa. The costs of building and/or acquiring the additional generating capacity needed by the utility are expected to be recovered in rates.

Natural Gas Distribution
This segment experienced a normal seasonal loss for the quarter. The $1.1 million loss in 2004 compared to a loss of $1.3 million for the same period of 2003. A favorable resolution of federal and related state income tax matters and higher prices due to a rate increase effective in South Dakota were partially mitigated by higher operation and maintenance expense, including payroll-related and subcontract costs.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- Annual natural gas throughput for 2004 is expected to be approximately 51 million decatherms.
- The company expects to seek natural gas rate increases from time to time to offset higher expected operating costs.
- In March 2004, a natural gas rate case was filed with the North Dakota Public Service Commission requesting an increase of $3.3 million annually, or 2.8 percent. Interim rate relief of $1.7 million was implemented with service rendered on or after May 3, 2004, subject to refund. A final order on this case is expected in late 2004.
- In April 2004, a natural gas rate case was filed with the Montana Public Service Commission requesting an increase of $1.5 million annually, or 1.8 percent. The company requested an interim increase of $500,000 annually to be effective within 30 days of the filing of the natural gas rate increase. A final order on this case is expected in early 2005.
- In June 2004, a natural gas rate case for the Black Hills service area was filed with the South Dakota Public Utilities Commission requesting an increase of $1.3 million annually, or
   2.2 percent. A final order is expected in late 2004.

Utility Services
This segment experienced a $2.3 million loss for the second quarter of 2004, compared to earnings of $1.5 million for the second quarter of 2003. Increased line construction margins in the Southwest, Central and Rocky Mountain regions were more than offset by decreased inside electrical margins.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- Revenues for this segment are expected to be in the range of $400 million to $450 million in 2004.
- The company anticipates margins for 2004 to be lower than 2003 levels. However, margins for the second half of 2004 should improve over those experienced in the first half of 2004.
- This segment's work backlog as of June 30, 2004, was approximately $217 million compared to $150 million at June 30, 2003.

The company will host a webcast July 21, 2004, beginning at 1:00 p.m. EDT to discuss second quarter earnings results and earnings guidance for 2004. The event can be accessed at www.mdu.com. The replay will be available beginning at 4:00 p.m. EDT on July 21. An audio replay will also be available by calling 1 (877) 519-4471; access code 4938766.

Risk Factors and Cautionary Statements that May Affect Future Results The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors which could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

- The company's natural gas and oil production business is dependent on factors, including commodity prices, which cannot be predicted or controlled.
- The construction and operation of power generation facilities may involve unanticipated changes or delays which could negatively impact the company's business and its results of operations.
- The uncertain economic environment and depressed telecommunication market may have a general negative impact on the company's future revenues and may result in a goodwill impairment for Innovatum, Inc., an indirect wholly owned subsidiary of the company. At June 30, 2004, the goodwill amount at Innovatum was approximately $8.3 million.
-  The company relies on financing sources and capital markets.
   If the company is unable to obtain financing in the future, the company's ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.
- Some of the company's operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities. One of the company's subsidiaries is subject to litigation in connection with its coalbed natural gas development activities.
- The company is subject to extensive government regulations that may have a negative impact on its business and its results of operations.
- The value of the company's investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.
- Competition is increasing in all of the company's businesses.
- Weather conditions can adversely affect the company's operations and revenues.
- Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
   -  Acquisition, disposal and impairment of assets or facilities
   - Changes in operation, performance and construction of plant facilities or other assets
   -  Changes in present or prospective generation
   -  Changes in anticipated tourism levels
   - The availability of economic expansion or development opportunities
   -  Population growth rates and demographic patterns
   - Market demand for, and/or available supplies of, energy products
   -  Changes in tax rates or policies
   -  Unanticipated project delays or changes in project costs
   - Unanticipated changes in operating expenses or capital expenditures
   -  Labor negotiations or disputes
   -  Inflation rates
   - Inability of the various contract counterparties to meet their contractual obligations
   - Changes in accounting principles and/or the application of such principles to the company
   -  Changes in technology
   -  Changes in legal proceedings
   - The ability to effectively integrate the operations of acquired companies

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results of the company's most recent Form 10-Q.

MDU Resources Group Inc., a member of Standard & Poor's MidCap 400 index, provides value-added natural resource products and related services that are essential to our country's energy and transportation infrastructure. MDU Resources includes electric and natural gas utilities, natural gas pipelines and energy services, utility services, natural gas and oil production, construction materials and mining, and domestic and international independent power production. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.


                         * * * * * * * *
Contacts:
Warren L. Robinson - Executive Vice President and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959



MDU Resources Group, Inc.

                                     Three Months Ended       Six Months Ended
                                          June 30,                June 30,
                                      2004        2003        2004        2003
                                          (In millions, where applicable)
                                                  (Unaudited)
Consolidated Statements of Income

Operating revenues:
 Electric                        $     39.8  $     38.1  $     86.8  $     83.7
 Natural gas distribution              47.5        42.4       175.8       153.4
 Utility services                      97.2       108.9       197.5       212.6
 Pipeline and energy services          85.5        56.2       169.6       117.3
 Natural gas and oil production        84.2        64.7       165.2       133.7
 Construction materials and
  mining                              347.2       264.1       486.7       384.9
 Independent power production
  and other                            11.6        11.0        18.9        18.1
 Intersegment eliminations            (59.7)      (37.2)     (131.7)      (87.7)

                                      653.3       548.2     1,168.8     1,016.0

Operating expenses:
 Fuel and purchased power              16.4        13.3        33.1        28.7
 Purchased natural gas sold            39.5        27.6       134.3       103.7
 Operation and maintenance            435.4       366.3       724.0       625.9
 Depreciation, depletion and
  amortization                         51.8        46.9       101.3        91.0
 Taxes, other than income              25.5        19.4        47.3        39.1
                                      568.6       473.5     1,040.0       888.4

Operating income:
 Electric                               1.8         5.1         9.9        15.0
 Natural gas distribution              (2.9)       (1.8)        2.1         5.5
 Utility services                      (2.5)        3.1        (5.1)        5.8
 Pipeline and energy services           7.2         9.4        14.2        18.5
 Natural gas and oil production        42.6        30.3        85.0        62.9
 Construction materials and
  mining                               34.0        22.9        17.7        13.0
 Independent power production
  and other                             4.5         5.7         5.0         6.9
                                       84.7        74.7       128.8       127.6
Other income - net                      9.6         4.9        14.3         8.7
Interest expense                       15.7        12.8        29.5        25.7
Income before income taxes             78.6        66.8       113.6       110.6
Income taxes                           20.0        23.3        31.4        39.4
Income before cumulative effect
 of accounting change                  58.6        43.5        82.2        71.2
Cumulative effect of
 accounting change                      ---         ---         ---        (7.6)
Net income                             58.6        43.5        82.2        63.6
Dividends on preferred stocks            .1          .2          .3          .4

Earnings on common stock:
 Electric                                .7         1.8         4.2         6.6
 Natural gas distribution              (1.1)       (1.3)        1.2         2.9
 Utility services                      (2.3)        1.5        (4.2)        2.6
 Pipeline and energy services           4.4         5.1         7.1         9.4
 Natural gas and oil production        26.2        17.9        51.4        29.5
 Construction materials and
  mining                               20.4        12.8         8.5         5.4
 Independent power production
  and other                            10.2         5.5        13.7         6.8
                                 $     58.5  $     43.3  $     81.9  $     63.2

Earnings per common share - basic:
 Earnings before cumulative
  effect of accounting change    $      .50  $      .39  $      .71  $      .64
 Cumulative effect of
  accounting change                     ---         ---         ---        (.07)
 Earnings per common share -
  basic                          $      .50  $      .39  $      .71  $      .57

Earnings per common share -
 diluted:
 Earnings before cumulative
  effect of accounting change    $      .50  $      .39  $      .70  $      .64
 Cumulative effect of accounting
  change                                ---         ---         ---        (.07)
 Earnings per common share -
  diluted                        $      .50  $      .39  $      .70  $      .57
Dividends per common share       $      .17  $      .16  $      .34  $      .32
Weighted average common shares
 outstanding:
  Basic                               116.6       110.6       115.6       110.5
  Diluted                             117.6       111.5       116.6       111.3

Pro forma amounts assuming
 retroactive application of
 accounting change:
 Net income                      $     58.6  $     43.5  $     82.2  $     71.2
 Earnings per common share -
  basic                          $      .50  $      .39  $      .71  $      .64
 Earnings per common share -
  diluted                        $      .50  $      .39  $      .70  $      .64

Operating Statistics
Electric (thousand kWh):
 Retail sales                       505,307     529,722   1,126,454   1,129,837
 Sales for resale                   169,968     122,926     397,238     374,317

Natural gas distribution (Mdk):
 Sales                                5,385       5,335      21,722      22,805
 Transportation                       2,651       2,964       6,430       6,047

Pipeline and energy services (Mdk):
 Transportation                      28,045      26,040      50,434      46,979
 Gathering                           19,846      18,684      39,315      37,535

Natural gas and oil production:
 Natural gas (MMcf)                  14,796      13,258      29,302      26,897
 Oil (000's of barrels)                 450         453         907         927
 Average realized natural
  gas price                      $     4.63  $     3.97  $     4.60  $     4.01
 Average realized oil price      $    33.09  $    26.52  $    32.12  $    27.79


Construction materials and
 mining (000's):
 Aggregates (tons sold)              11,187       9,592      15,994      14,619
 Asphalt (tons sold)                  2,346       1,701       2,648       1,863
 Ready-mixed concrete (cubic
  yards sold)                         1,239         912       1,813       1,427

Independent power production
 and other:*
 Net generation capacity - kW       279,600     279,600     279,600     279,600
 Electricity produced and sold
  (thousand kWh)                     84,148      89,694     115,503     138,594

Other Financial Data**
Book value per common share                              $    13.26  $    11.79
Dividend yield (indicated
 annual rate)                                                   2.8%        2.9%
Price/earnings ratio***                                        14.3x       15.0x
Market value as a percent of
 book value                                                   181.2%      189.4%
Return on average common equity***                             13.3%       13.0%
Fixed charges coverage, including
 preferred dividends***                                         4.7x        4.9x
Total assets                                             $  3,612.6  $  3,200.8
Total equity                                             $  1,572.7  $  1,327.6
Long-term debt (net of
 current maturities)                                     $    887.7  $    938.6
Capitalization ratios:
 Common equity                                                   63%         58%
 Preferred stocks                                                 1           1
 Long-term debt (net of
  current maturities)                                            36          41
                                                                100%        100%

  *Reflects domestic independent power production operations
 **Reported on a year-to-date basis only
***Represents 12 months ended

Note: Common stock share amounts reflect the company's three-for-two common stock split effected in October 2003.